Exhibit 99.1

NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces Earnings for Quarter Ended March 31, 2024

FAIRBANKS, AK -- (May 14, 2024) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) announced today it filed its Form 10-Q for the quarter ended March 31, 2024 with the Securities and Exchange Commission.

The Company reported a net loss of $20.5 million or a loss of $2.14 per basic and diluted share for the three month period ended March 31, 2024, which includes a non-cash expense of $15.6 million related to a loss on mark-to-market derivative contracts, calculated based on a forward gold price compared to the contracted hedge price. This compares to a net loss of $7.9 million or a loss of $1.09 per basic and diluted share for the three month period ended March 31, 2023. The primary reason for the increase in net loss in the 2024 period is due to the Company entering into derivative gold hedging contracts with its lenders in the second half of 2023. Furthermore, the Company incurred increased interest costs related to the funds drawn down on its secured credit facility in the 2024 period. These were partially offset by a reduction in the loss on the Company’s equity investment in the Peak Gold JV, which relates to pre-production costs for development and construction at the Company’s 30% interest in the Manh Choh project being operated by an indirect subsidiary of Kinross Gold Corporation (‘Kinross”).

During and subsequent to the three month period ended March 31, 2024, the Company has the following updates:

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The Company’s 30% owned Manh Choh project, operated by Kinross, is on track for first production in early Q3 2024. Ore and waste mining are ongoing with the full mining fleet now in operation as planned. Following several months of orientation runs, transportation of ore to Fort Knox, where the ore will be processed, continues to ramp up with all contracted trucks received, the majority of the drivers onboarded, and trailer manufacturing now complete;

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At Fort Knox, mill modifications and site preparation remain on plan, including the completion of the ore delivery road and tie-ins for the pebble recycle conveyor. Building construction is advancing well, along with interior piping and electrical works; and

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The Company invested a further $15.5 million to the Peak Gold JV during this reporting period for expenditures at the Manh Choh project. Construction to date remains on schedule and on budget with production anticipated in early Q3 2024.

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On May 1, 2024, the Company entered into a definitive arrangement agreement (the “Arrangement Agreement”) with HighGold Mining Inc. (“HighGold”), pursuant to which the Company intends to acquire 100% of the outstanding equity interests of HighGold (the “HighGold Acquisition”). Under the terms of the Arrangement Agreement, each HighGold share of common stock will be exchanged for 0.019 shares of Contango common stock (the “Exchange Ratio”). The Exchange Ratio implies total consideration of approximately $0.40 per HighGold share and total HighGold equity value of approximately $37 million. Upon completion of the HighGold Acquisition, existing Contango shareholders will own approximately 85% and HighGold shareholders will own approximately 15% of the combined company. Closing of the HighGold Acquisition is subject to customary closing conditions and is expected to occur in July 2024.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by an indirect subsidiary of Kinross, operator of the Peak Gold JV. The Company also has a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc. and through its subsidiary has 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims. Contango also owns a 100% interest in an additional approximately 145,000 acres of State of Alaska mining claims through its wholly owned subsidiary, which gives Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 888-4273

www.contangoore.com